EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to the Board of Directors and Shareholders of The Yacktman Fund and The Yacktman Focused Fund (constituting The Yacktman Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI
April 25, 2008